Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), is entered into as of May 3, 2021, by and among NorthWest Indiana Bancorp (the “Company”), the wholly-owned subsidiary of the Company, Peoples Bank (“Peoples Bank,” and collectively with the Company, the “Bank” unless otherwise noted), and David A. Bochnowski (the “Executive”).

WHEREAS, the Company, Peoples Bank, and the Executive entered into an Amended and Restated Employment Agreement, dated as of February 26, 2016, but effective as of April 28, 2016, as amended by that certain First Amendment to Employment Agreement, dated April 28, 2021 (as amended, the “Employment Agreement”);

WHEREAS, the Executive has served as the Executive Chairman of the Bank pursuant to the Employment Agreement;

WHEREAS, the Executive and the Bank are currently in discussions to extend the term of the Employment Agreement; and

WHEREAS, until such discussions have concluded, the parties now desire to make certain modifications to the Employment Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree that the Employment Agreement shall be, and it hereby is, amended as follows:

1.	Other Benefits. The “Notwithstanding the above . . .” section of Paragraph 6(a) is hereby amended and restated as follows:

Notwithstanding the above, in the event of Executive’s discharge without Cause or resignation for Good Reason in connection with a Change in Control (as defined in paragraph 8(c)) of the Company or the Bank, the Bank agrees to pay the Executive the amount of only those future premiums on the above policies that shall be reasonably expected to become due before the end of the Term. Any such premiums shall be paid prior to the end of the Term. In the event such payment is made, the Bank shall be relieved of its obligation to continue funding premiums during the Term as they become due. The Executive is solely responsible for any tax on the benefits described in this paragraph and shall consult his tax advisor regarding the same.

2.	Definitions. Subparagraph (e) of Paragraph 8 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(e) "Good Reason" shall mean any of the following: (A) the failure to re- elect the Executive as Executive Chairman and as Chairman of the Board of Directors of the Company or the Bank with full voting rights, (B) assignment of duties inconsistent with the Executive's position, authority, duties or responsibilities, or any other action by the Bank which results in a substantial diminution of such position, authority, duties or responsibilities, or (C) any substantial failure by the Bank to comply with any of the provisions of this Agreement; provided, however, that actions taken by the Board of Directors of the Bank under subparagraphs (A) and (B) by reason of the Executive's inability to perform the responsibilities contemplated by those sections because of a physical or mental injury or disease shall not be deemed "Good Reason." Expiration of the Term of this Agreement (or failure to enter into a Renewal Term) shall not constitute Good Reason.

3.	Obligations of the Bank Upon Termination.

(A) The introductory section to subparagraph 9(c) is hereby amended and restated per the below redline as follows:

In the event of the Executive's Termination of Employment by reason of the discharge of the Executive by the Bank without Cause, or by reason of the resignation of the Executive for Good Reason, and contingent upon Executive timely executing an effective general release and waiver of all known and unknown claims in a form and substance acceptable to the Company (the “Separation and Release Agreement”), then the Bank shall pay to Executive, or his heirs or estate in the event of the Executive' s death, in addition to the compensation and benefits described in paragraph (a), the following benefits:

(B) The sentence immediately following subsection (v) of subparagraph 9(c) is hereby amended and restated as follows:

The amounts payable under paragraphs (c)(i), (ii), (iii) and (iv) shall be paid on the first payroll date following sixty (60) days after Executive’s Date of Termination only if Executive: (A) signs the Separation and Release Agreement and any revocation period applicable to the Separation and Release Agreement has lapsed without any such revocation before the 60th day after Executive’s Date of Termination; and (B) does not breach any provision herein or in any separate agreements (including but not limited to the Separation and Release Agreement) with the Company. No payment under this Paragraph 9(c) shall be due or payable to Executive if he fails to timely deliver to the Company an executed Separation and Release Agreement, he revokes any portion thereof, any applicable revocation period has not lapsed within 60 days of his Date of Termination or the Executive breaches any provision herein or any separate agreements with the Company.

(C) Subparagraph 9(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(e) Level of Bonus and Welfare Benefits after a Change of Control. In the event of Executive’s discharge without Cause or resignation for Good Reason in connection with a Change of Control, the phrase "most recent annual bonus" as used in paragraphs (a) and (c)(i) and (iii) shall be replaced by the phrase "most recent annual bonus received by the Executive prior to the Change of Control," and the phrase "would have been provided if the Executive's employment had continued for that time" as used in paragraph (c)(iv) shall be replaced by the phrase "were provided to the Executive immediately prior to the Change of Control;" provided, however, that this paragraph (e) shall not apply to (a), (c)(i), (c)(iii) or to (c)(iv) if the benefits the Executive would receive under (a), (c)(i), (c)(iii) or (c)(iv) would be greater without the application of this paragraph (e).

4.	Certain Additional Payments by the Bank. Paragraph 10 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

10. Certain Reduction of Payments by the Bank. Notwithstanding Paragraph 9 of this Agreement, the payments or benefits to be made or afforded to Executive under this Agreement when aggregated with any other "parachute payments" (defined under Section 280G of the Code) as compensation that becomes payable or accelerated due to a Change of Control payable under any plans, agreements, or policies of the Company or Peoples Bank, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and the Company or Peoples Bank loses all or part of its compensation deduction for such payments. The Executive and the Bank shall jointly determine the allocation of the reduction required hereby among the benefits to which the Executive is entitled.

5.	Non-solicitation. Paragraph 19 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

19. Non-solicitation; Confidentiality.  (a) The Executive covenants and agrees that during his employment with either the Company or Peoples Bank, and for a period of one (1) year following the Date of Termination, he shall not directly for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company (or Peoples Bank): (i) who has access to, or possesses, Confidential Information, trade secrets, or other knowledge regarding the Company (or Peoples Bank) that could give a competitor of the Company (or Peoples Bank) an unfair advantage; (ii) who, within the one year period preceding Executive’s separation from employment, has serviced or established goodwill with the Company’s (or Peoples Bank’s) customers or clients or acquired Confidential Information about those customers or clients; or (iii) who reported directly or indirectly to the Executive during Executive’s last year of employment, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Company (or People’s Bank), or any business or activity of the Company (or People’s Bank). Executive further covenants and agrees that during his employment with either the Company or Peoples Bank, and for a period of one (1) year following the Date of Termination, he shall not directly for himself or for any third party, encourage or induce any customer of the Company (or Peoples Bank) to cease doing business with the Company (or Peoples Bank).

(b) Confidentiality.

(i)  The Executive acknowledges and agrees that (1) by virtue of his employment, he has been and will be given access to, and will help analyze, formulate, or otherwise use, Confidential Information (defined below), (2) the Company (and Peoples Bank) has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (3) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s (and Peoples Bank's) business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company (and Peoples Bank), the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Company (and Peoples Bank) hereunder, he has a duty of fidelity, loyalty, and trust to the Company (and Peoples Bank) in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company (and Peoples Bank), the Company’s (and Peoples Bank's) customers or prospective customers, or vendors or suppliers of the Company (and Peoples Bank), and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Company (and People’s Bank). The Executive shall follow all Company (and Peoples Bank) policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(ii)  The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive's employment with the Company (or Peoples Bank).

(iii)  From time to time, the Company (or Peoples Bank) may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

(iv)  For purposes of this Paragraph 19, the term "Confidential Information" means the

(1) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s (or Peoples Bank's) business that are not generally known or available to the Company’s (or Peoples Bank's) competitors, or in its (or their) trade, or industry, or to individuals who work therein, other than through a breach of this Agreement; or

(2) trade secrets of the Bank (as defined in Indiana Code § 24-2-3-2, as amended, or any successor statute).

Confidential Information also includes, but is not limited to: (i) information about the Company’s (and Peoples Bank's) employees; (ii) information about the Company’s (or Peoples Bank's) compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by the Company (or Peoples Bank); (iv) Company (or Peoples Bank) customer and prospective customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Company’s (or Peoples Bank's) vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Company’s (or Peoples Bank's) acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Company (or Peoples Bank) in a manner not available to the public or for a purpose beneficial to the Company (or Peoples Bank).

6.	Payments Upon Income Inclusion under Section 409A of the Code. Paragraph 24 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

24. Code Section 409A. Upon the inclusion of any amount into the Executive's income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder. This Agreement is intended to comply with the requirements of Code Section 409A to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements any applicable exceptions. If any provision contained in the Agreement conflicts with the requirements of Code Section 409A (or the exceptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exceptions thereto), and the Company shall have the right to amend the Agreement, as necessary for compliance. In no event whatsoever shall the Company (or Peoples Bank) be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

7.	Defined Terms. All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Employment Agreement.

8.

Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same instrument.

9.	Miscellaneous. Except as specifically amended by the terms of this Amendment, all other terms and conditions of the Employment Agreement are and shall remain in full force and effect for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NORTHWEST INDIANA BANCORP

/s/ Donald P. Fesko______________

Name: Donald P. Fesko

Title: Chair, Compensation and Benefits Committee

PEOPLES BANK

/s/ Donald P. Fesko______________

By: Donald P. Fesko

Title: Chair, Compensation and Benefits Committee

/s/ David A. Bochnowski___________

By: David A. Bochnowski

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